AUTODESK, INC. (ADSK)
THIRD QUARTER FISCAL 2013 EARNINGS ANNOUNCEMENT
November 15, 2012
PREPARED REMARKS

Autodesk is posting a copy of these prepared remarks and its press release to its Investor Relations website. These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, November 15, 2012 at 2:00 pm PT (5:00 pm ET) and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
To access the live broadcast of the question and answer session, please visit the Investor Relations section of Autodesk’s website at www.autodesk.com/investor. A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Third Quarter Fiscal 2013 Overview
We experienced disappointing revenue results stemming from a weakening demand environment. While we experienced pockets of relative strength in the U.S., northern Europe, and Russia, most other markets around the world slowed during the quarter, most notably emerging markets.

In addition, we faced a difficult year-over-year comparison due to a large ($10 million), one-time license compliance transaction in the third quarter last year, as well as Superstorm Sandy negatively impacting our business in the U.S. during the last few days of our quarter.

Autodesk's ongoing focus on cost management delivered meaningful margin expansion and EPS above our guidance range. We also generated strong cash flow from operations and growth in deferred revenue.

Third quarter performance included:

•	Revenue was $548 million, roughly flat with the third quarter last year and decreased 4 percent compared to the second quarter of fiscal 2013.

•	GAAP operating margin was 6 percent, compared to 16 percent in both the third quarter last year and the second quarter of fiscal 2013.

•	Non-GAAP operating margin increased 190 basis points to 26 percent, compared to 25 percent in the third quarter last year and the second quarter of fiscal 2013.

•
On a GAAP basis, diluted earnings per share were $0.13, compared to diluted earnings per share of $0.32 in the third quarter last year and diluted earnings per share of $0.28 in the second quarter of fiscal 2013.

•
On a non-GAAP basis, diluted earnings per share were $0.47, compared to non-GAAP diluted earnings per share of $0.44 in the third quarter last year and non-GAAP diluted earnings per share of $0.48 in the second quarter of fiscal 2013.

•	Cash flow from operating activities was $157 million, compared to $138 million in the third quarter last year, and $107 million in the second quarter of fiscal 2013.

Revenue Analysis

(in millions)	3Q 2012	4Q 2012	1Q 2013	2Q 2013	3Q 2013
Total net revenue	$549	$592	$589	$569	$548
License and other revenue	$331	$370	$361	$341	$317
Maintenance revenue	$217	$222	$228	$228	$231

Total net revenue for the third quarter was $548 million, roughly flat with the third quarter last year as reported and an increase of 2 percent on a constant currency basis. Total net revenue for the third quarter decreased 4 percent sequentially as reported and 3 percent on a constant currency basis.

License and other revenue decreased 4 percent to $317 million, as compared to the third quarter last year, and 7 percent sequentially. The year-over-year comparison was impacted by the large, one-time license compliance transaction in the third quarter last year.

Revenue from commercial new licenses increased 3 percent compared to the third quarter last year, and decreased 9 percent sequentially.

Maintenance revenue increased 6 percent to $231 million, as compared to the third quarter last year, and 1 percent sequentially.

Net maintenance billings decreased 5 percent compared to the third quarter last year, and 24 percent sequentially. The year-over-year and sequential decline is primarily related to a difficult compare as a portion of typical third quarter maintenance contracts were renewed early in advance of a pricing change.

Revenue by Geography

(in millions)	3Q 2012	4Q 2012	1Q 2013	2Q 2013	3Q 2013
EMEA	$202	$234	$224	$210	$196
Americas	$200	$226	$208	$199	$209
Asia Pacific	$146	$133	$157	$161	$142

Emerging Economies	$87	$95	$82	$88	$80
Emerging as a percentage of Total Revenue	16%	16%	14%	15%	15%

Revenue in EMEA decreased 3 percent to $196 million, as compared to the third quarter last year as reported and increased 3 percent on a constant currency basis. EMEA revenue decreased 6 percent sequentially as reported and 5 percent on a constant currency basis. Our year-over-year performance in the EMEA region was varied by country. In general, strength in northern Europe was more than offset by weakness in southern Europe.

Revenue in the Americas increased 4 percent to $209 million, as compared to the third quarter last year and increased 5 percent sequentially. The Americas region was led by year-over-year growth in the U.S., partially offset by weakness in most of the region.

Revenue in APAC decreased 3 percent to $142 million, as compared to the third quarter last year as reported and 3 percent on a constant currency basis. Revenue in APAC decreased 11 percent sequentially as reported and 12 percent on a constant currency basis. APAC, particularly Japan, faced a difficult year-over-year comparison because of the large, one-time license compliance transaction in the third quarter last year. Normalizing for this transaction, Japan performed well while the company experienced continued weakness in China and India.

Revenue from emerging economies was $80 million, a decrease of 9 percent compared to the third quarter last year as reported and 5 percent on a constant currency basis. Year-over-year strength in Russia was more than offset by weaker results in China, India and Brazil. Revenue from emerging economies decreased 10 percent sequentially as reported and 9 percent on a constant currency basis.

Revenue by Product Type

(in millions)	3Q 2012	4Q 2012	1Q 2013	2Q 2013	3Q 2013
Flagship	$311	$331	$339	$321	$298
Suites	$151	$162	$166	$166	$166
New and Adjacent	$87	$99	$83	$82	$84

Revenue from Flagship products decreased 4 percent to $298 million, compared to the third quarter last year, and decreased 7 percent sequentially. Flagship faced a difficult year-over-year comparison because of the large, one-time license compliance transaction in the third quarter last year. In addition, Flagship experienced declines in stand-alone products such as AutoCAD Mechanical and AutoCAD Architecture as customers migrate to suites.

Revenue from Suites was $166 million, or 30 percent of total revenue. Revenue from Suites increased 10 percent compared to the third quarter last year, and was flat sequentially. Year-over-year growth was led by AEC suites.

Revenue from New and Adjacent products decreased 3 percent to $84 million, compared to the third quarter last year, and increased 2 percent sequentially.

As our customers migrate from our stand-alone products to Suites, we anticipate that our revenue from Suites will increase as a percentage of total revenue and that our revenue from our Flagship and New and Adjacent products will similarly decline as a percentage of total revenue.

Revenue by Business Segment

(in millions)	3Q 2012	4Q 2012	1Q 2013	2Q 2013	3Q 2013
Platform Solutions and Emerging Business (PSEB)	$210	$214	$229	$217	$205
Architecture, Engineering and Construction (AEC)	$152	$175	$164	$162	$163
Manufacturing	$134	$148	$146	$141	$132
Media and Entertainment (M&E)	$53	$55	$51	$49	$48

Revenue from our PSEB segment decreased 2 percent to $205 million, compared to the third quarter last year, and decreased 6 percent sequentially. Combined revenue from AutoCAD and AutoCAD LT was $180 million, an increase of 6 percent compared to the third quarter last year, and a decrease of 6 percent sequentially. PSEB also faced a difficult year-over-year comparison because of the large, one-time license compliance transaction in the third quarter last year. Revenue from PSEB suites decreased 12 percent compared to the third quarter last year and 7 percent sequentially. Year-over-year growth in the AutoCAD suites was strong, while educational suites experienced a sharp decline against a difficult compare in the third quarter last year.

Revenue from our AEC business segment increased 7 percent to $163 million, compared to the third quarter last year, and increased 1 percent sequentially. Revenue from our AEC suites increased 26 percent compared to the third quarter last year and 4 percent sequentially. Year-over-year growth in AEC was led by the strong performance of AEC suites globally.

Revenue from our Manufacturing business segment decreased 1 percent to $132 million, compared to the third quarter last year and 7 percent sequentially. Revenue from our Manufacturing suites increased 4 percent compared to the third quarter last year and decreased 1 percent sequentially. Declines in stand-alone manufacturing products impacted the year-over-year and sequential comparison for the segment.

Revenue from our M&E business segment decreased 9 percent to $48 million, compared to the third quarter last year and 1 percent sequentially. Revenue from our animation products including Maya, 3dsMax, and our Entertainment Creation Suites decreased 10 percent compared to the third quarter last year and decreased 3 percent sequentially. As expected, we are starting to see reported revenue for the stand-alone versions of animation products decline as our customers migrate to our new suites. Revenue from Creative Finishing decreased 7 percent compared to the third quarter last year and increased 7 percent sequentially.

Margins and EPS Review

	3Q 2012	4Q 2012	1Q 2013	2Q 2013	3Q 2013
Gross Margin
Gross Margin - GAAP	89%	90%	90%	89%	89%
Gross Margin - Non-GAAP	91%	92%	92%	91%	91%
Operating Expenses (in millions)
Operating Expenses - GAAP	$399	$443	$436	$416	$456
Operating Expenses - Non-GAAP	$366	$406	$396	$376	$356
Operating Margin
Operating Margin - GAAP	16%	15%	16%	16%	6%
Operating Margin - Non-GAAP	25%	24%	25%	25%	26%
Earnings Per Share
Diluted Net Income Per Share - GAAP	$0.32	$0.31	$0.34	$0.28	$0.13
Diluted Net Income Per Share - Non-GAAP	$0.44	$0.46	$0.47	$0.48	$0.47

GAAP gross margin in the third quarter was 89 percent. Non-GAAP gross margin in the third quarter was 91 percent. Both GAAP and non-GAAP gross margins were flat year-over-year and sequentially.

In August 2012, Autodesk announced a restructuring related to executing on the company's strategy including its continuing shift to cloud and mobile computing. As such, the company took a GAAP pre-tax charge of $35 million in the third quarter.

GAAP operating expenses increased 14 percent year-over-year and 10 percent sequentially. Non-GAAP operating expenses decreased 3 percent year-over-year and 5 percent sequentially. The year-over-year and sequential increase in GAAP operating expenses is primarily related to restructuring related costs. The year-over-year and sequential decrease in non-GAAP operating expenses is related to reduced employee related costs related to the restructuring and ongoing cost management efforts during the third quarter.

GAAP operating margin was 6 percent and decreased year-over-year and sequentially primarily related to restructuring costs and lower than expected revenue. Non-GAAP operating margin was 26 percent and increased 190 basis points compared to the third quarter last year and 120 basis points sequentially. The year-over-year increase in non-GAAP operating margin was related to ongoing cost management efforts during the third quarter.

The third quarter effective tax rate was 14 percent and 25.5 percent for our GAAP and non-GAAP results, respectively. The GAAP tax rate was lower than the non-GAAP rate primarily due to discrete tax items primarily associated with the restructuring and stock-based compensation.

Earnings per diluted share for the third quarter were $0.13 GAAP, which includes a $0.15 negative impact related to the restructuring.  Non-GAAP earnings per diluted share for the second quarter were $0.47.

The share count used to compute basic net income per share was 225.5 million. The share count used to compute diluted net income per share was 230.5 million.

A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Foreign Currency Impact

(in millions)	3Q 2012	4Q 2012	1Q 2013	2Q 2013	3Q 2013
FX Impact on Total Revenue	$12	$12	$14	$(1)	$(10)
FX Impact on Cost of Revenue and Operating Expenses	$(12)	$(5)	$(2)	$6	$7
FX Impact on Operating Income	$—	$7	$12	$5	$(3)

The foreign currency impact represents the U.S. Dollar impact of changes in foreign currency rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the third quarter of last year, the impact of foreign currency exchange rates including the impact of our hedging program was 10 million unfavorable on revenue and 7 million favorable on cost of revenue and operating expenses.

Compared to the second quarter of fiscal 2013, the impact of foreign currency exchange rates and hedging was $2 million unfavorable on revenue and no impact on expenses.

Balance Sheet Items and Cash Review

(in millions)	3Q 2012	4Q 2012	1Q 2013	2Q 2013	3Q 2013
Cash Flows from Operating Activities	$138	$175	$139	$107	$157
Capital Expenditures	$9	$14	$12	$17	$17
Depreciation and Amortization	$31	$30	$29	$29	$35
Total Cash and Marketable Securities	$1,534	$1,604	$1,796	$1,717	$1,737
Days Sales Outstanding	43	61	46	58	49
Deferred Revenue	$620	$719	$727	$752	$714
Total cash and investments at the end of the third quarter was approximately $1.7 billion.

During the second quarter, Autodesk used approximately $130 million to repurchase 4 million shares of common stock at an average price of $32.53 per share.

Cash flow from operating activities during the third quarter was $157 million, an increase of 14 percent compared to the third quarter last year and 47 percent sequentially. The year-over-year increase is primarily due to the impact of certain excess tax benefits.  The sequential increase is due to a decrease in days sales outstanding (DSO) and the impact of certain excess tax benefits.

DSO was 49 days, an increase of 6 days compared to the third quarter last year and a decrease of 9 days sequentially. The year-over-year increase is primarily due to shifting in billings linearity. The sequential decline is primarily related to the decline in maintenance billings.

Deferred revenue was $714 million, an increase of 15 percent compared to the third quarter last year and a decrease of 5 percent sequentially.  The year-over-year increase is primarily due to increased maintenance billings over the past four quarters.  The sequential decrease is primarily related to the decrease in maintenance billings as a portion of typical third quarter maintenance contracts were renewed early in advance of a pricing change, as well as typical seasonality.

Shippable backlog was $2 million, a decrease of $20 million compared to the third quarter last year and $5 million sequentially. At the end of the third quarter, channel inventory was less than two weeks.

Business Outlook
The following statements are forward-looking statements that are based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below. Autodesk’s business outlook for the fourth quarter and full year fiscal 2013 assumes a continuation of the current economic environment and foreign exchange currency rate environment.

Fourth Quarter Fiscal 2013

4Q FY13 Guidance Metrics	4Q FY13 (ending January 31, 2013)
Revenue (in millions)	$570 - $600
EPS GAAP	$0.18 - $0.26
EPS Non-GAAP	$0.43 - $0.51
Non-GAAP earnings per diluted share exclude $0.13 related to stock-based compensation expense, $0.03 related to restructuring charges, and $0.09 for the amortization of acquisition related intangibles, net of tax.

The majority of the projected euro, yen and Australian dollar denominated net revenue for our fourth quarter fiscal 2013 has been hedged, which should substantially reduce the impact of currency fluctuations on our fourth quarter results. However, over an extended period of time, currency fluctuations will increasingly impact our results. We also hedge certain expenses as noted below. We hedge our net exposures using a four quarter rolling layered hedge program. As such, a portion of the projected euro, yen, and Australian dollar denominated net revenue for our fiscal 2013 has been hedged.

The closer to the current time period, the more we are hedged. See below for more details on our foreign currency hedging program.

Full Year Fiscal 2013

FY13 Guidance Metrics	FY13 (ending January 31, 2013)
Revenue (in millions)	$2,275 - $2,305
EPS GAAP	$0.92 - $1.00
EPS Non-GAAP	$1.84 - $1.92
Non-GAAP earnings per diluted share exclude $0.50 related to stock-based compensation expense, $0.14 related to restructuring charges, $0.26 for the amortization of acquisition related intangibles and $0.02 for loss on strategic investments, net of tax.

Both fourth quarter fiscal 2013 and full year fiscal 2013 outlooks assume annual effective tax rates of approximately 24.5 percent and 25.5 percent for GAAP and non-GAAP results, respectively. These rates do not include the federal R&D tax credit benefit, which expired on December 31, 2011, or one-time discrete items. The assumed effective tax rate will be adjusted if or when there is a renewal of the tax credit.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth
Given the recent foreign exchange volatility, we would like to provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates. A few points on our hedging program include:

•
We do not conduct foreign currency exchange hedging for speculative purposes. The purpose of our hedging program is to reduce risk from foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

•
We utilize cash flow hedges on revenue and certain operating expenses in major currencies. We hedge our net exposures using a four quarter rolling layered hedge. The closer to the current time period, the more we are hedged.

•	The major currencies we hedge include the euro, yen, pound sterling, Australian dollar, Canadian dollar, and Swiss franc. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period. However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (See table in above “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Autodesk’s Product Type Classification
The following represents Autodesk’s current view for product categorization. Autodesk will periodically make changes to this list. This is not a complete list.

“Flagship” includes the following products:

•	3ds Max®

•	AutoCAD®

•	AutoCAD LT®

•	AutoCAD® vertical products such as AutoCAD® Mechanical and AutoCAD® Architecture

•	Civil 3D®

•	Inventor® products (standalone)

•	Maya®

•	Plant 3D

•	Revit® products (standalone)

“Suites” include the following products classes:

•	Autodesk® Design Suites

•	Building Design Suites

•	Educational/academic suites

•	Entertainment Creation Suites

•	Factory Design Suites

•	Infrastructure Design Suites

•	Inventor® family suites

•	Plant Design Suites

•	Product Design Suites

•	Revit® family suites

“New and Adjacent” includes the following products and services:

•	Alias® Design products

•	Autodesk® 360 products

•	Autodesk® Consulting

•	Autodesk® Simulation Mechanical

•	Autodesk® Simulation Multiphysics

•	Buzzsaw®

•	CF Design

•	Constructware®

•	Consumer products

•	Creative Finishing products

•	Moldflow® products

•	Navisworks®

•	Scaleform®

•	Vault products

•	All other products

Safe Harbor Statement
These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, statements regarding anticipated revenue performance and trends (including by geography, product, product type, and end user), the impact of foreign exchange hedges and other statements regarding our expected strategies, market and products positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: general market, political, economic and business conditions; failure to maintain our revenue growth and profitability; failure to maintain cost reductions and productivity increases or otherwise control our expenses; the success of our internal reorganization and restructuring activities; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; failure to successfully incorporate sales of licenses of products suites into our overall sales strategy; weak or negative growth in the industries we serve; failure to successfully expand adoption of our products; slowing momentum in maintenance billings or revenues; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our tax rate; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; failure of key new applications to achieve anticipated levels of customer acceptance; failure to achieve continued success in technology advancements; interruptions or terminations in the business of Autodesk consultants; the expense or impact of legal or regulatory proceedings; and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's report on Form 10-K for the year ended January 31, 2012 and Form 10-Q for the quarters ended April 30 and July 31, 2012, which are on file with the U.S. Securities and Exchange Commission. Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

© 2012 Autodesk, Inc. All rights reserved.

Autodesk

Other Supplemental Financial Information (a)

Fiscal Year 2013	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2013
Financial Statistics ($ in millions, except per share data):
Total Net Revenue	$589	$569	$548		$1,705
License and Other Revenue	$361	$341	$317		$1,019
Maintenance Revenue	$228	$228	$231		$687

GAAP Gross Margin	90%	89%	89%		90%
Non-GAAP Gross Margin (1)(2)	92%	91%	91%		92%

GAAP Operating Expenses	$436	$416	$456		$1,308
GAAP Operating Margin	16%	16%	6%		13%
GAAP Net Income	$79	$65	$29		$173
GAAP Diluted Net Income Per Share (b)	$0.34	$0.28	$0.13		$0.74

Non-GAAP Operating Expenses (1)(3)	$396	$376	$356		$1,128
Non-GAAP Operating Margin (1)(4)	25%	25%	26%		25%
Non-GAAP Net Income (1)(5)(c)	$109	$111	$108		$328
Non-GAAP Diluted Net Income Per Share (1)(6)(b)(c)	$0.47	$0.48	$0.47		$1.41

Total Cash and Marketable Securities	$1,796	$1,717	$1,737		$1,737
Days Sales Outstanding	46	58	49		49
Capital Expenditures	$12	$17	$17		$45
Cash Flow from Operating Activities	$139	$107	$157		$404
GAAP Depreciation and Amortization	$29	$29	$35		$93.1

Deferred Maintenance Revenue Balance	648	672	634		634

Revenue by Geography:
Americas	$208	$199	$209		$616
Europe, Middle East and Africa	$224	$210	$196		$630
Asia Pacific	$157	$161	$142		$460
% of Total Rev from Emerging Economies	14%	15%	15%		15%

Revenue by Segment (c):
Platform Solutions and Emerging Business	$229	$217	$205		$650
Architecture, Engineering and Construction	$163	$162	$163		$489
Manufacturing	$146	$141	$132		$419
Media and Entertainment	$51	$49	$48		$148

Other Revenue Statistics (c):
% of Total Rev from Flagship	58%	56%	54%		56%

% of Total Rev from Suites	28%	29%	30%		29%
% of Total Rev from New and Adjacent	14%	14%	15%		15%
% of Total Rev from AutoCAD and AutoCAD LT	35%	34%	33%		34%
Upgrade and Crossgrade Revenue	$50	$34	$32		$116

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign Currencies Compared to Comparable Prior Year Period:
FX Impact on Total Net Revenue	$14	$(1)	$(10)		$2
FX Impact on Cost of Revenue and Total Operating Expenses	$(2)	$6	$7		$12
FX Impact on Operating Income	$12	$5	$(3)		$14

Gross Margin by Segment (c):
Platform Solutions and Emerging Business	$216	$203	$191		$610
Architecture, Engineering and Construction	$149	$147	$150		$446
Manufacturing	$134	$130	$122		$387
Media and Entertainment	$42	$39	$38		$119
Unallocated amounts	$(11)	$(11)	$(11)		$(33)

Common Stock Statistics:
Common Shares Outstanding	229.7	226.7	224.5		224.5
Fully Diluted Weighted Average Shares Outstanding	234.1	232.1	230.5		232.0
Shares Repurchased	2.5	3.4	4.0		9.9

(a) Totals may not agree with the sum of the components due to rounding.
(b) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(c) Prior amounts have been conformed to align with the current period presentation.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP gross margin, non-GAAP operating expenses, and non-GAAP operating margin. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, gain and loss on strategic investment, and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2013

(2) GAAP Gross Margin	90%	89%	89%		90%
Stock-based compensation expense	—%	—%	—%		—%
Amortization of developed technology	2%	2%	2%		2%
Non-GAAP Gross Margin	92%	91%	91%		92%

(3) GAAP Operating Expenses	$436	$416	$456		$1,308
Stock-based compensation expense	(32)	(32)	(51)		(115)

Amortization of customer relationships and trade names	(8)	(8)	(14)	(30)
Restructuring benefits (charges), net	—	—	(35)	(35)
Non-GAAP Operating Expenses	$396	$376	$356	$1,128

(4) GAAP Operating Margin	16%	16%	6%	13%
Stock-based compensation expense	6%	6%	9%	7%
Amortization of developed technology	2%	2%	2%	1%
Amortization of customer relationships and trade names	1%	1%	3%	2%
Restructuring charges, net	—%	—%	6%	2%
Non-GAAP Operating Margin	25%	25%	26%	25%

(5) GAAP Net Income	$79	$65	$29	$173
Stock-based compensation expense	33	34	52	119
Amortization of developed technology	10	10	10	29
Amortization of customer relationships and trade names	8	8	14	30
Restructuring charges, net	—	—	35	35
(Gain) loss on strategic investments (7)	(1)	5	—	4
Discrete GAAP tax provision items	(6)	3	(15)	(19)
Income tax effect of non-GAAP adjustments	(14)	(12)	(17)	(42)
Non-GAAP Net Income	$109	$111	$108	$328

(6) GAAP Diluted Net Income Per Share	$0.34	$0.28	$0.13	$0.74
Stock-based compensation expense	0.14	0.15	0.23	0.51
Amortization of developed technology	0.04	0.04	0.04	0.13
Amortization of customer relationships and trade names	0.03	0.03	0.06	0.13
Restructuring charges, net	—	—	0.15	0.15
(Gain) loss on strategic investments (7)	—	0.02	—	0.01
Discrete GAAP tax provision items	(0.03)	0.01	(0.07)	(0.08)
Income tax effect of non-GAAP adjustments	(0.05)	(0.05)	(0.07)	(0.18)
Non-GAAP Diluted Net Income Per Share	$0.47	$0.48	$0.47	$1.41

(7) Effective in the second quarter of fiscal 2013, Autodesk began excluding gains and losses on strategic investments for purposes of its non-GAAP financial measures. Prior period non-GAAP interest and other income (expense), net, net income and earnings per share amounts have been revised to conform to the current period presentation.

Reconciliation for Fiscal 2013:
The following is a reconciliation of anticipated fiscal 2013 GAAP and non-GAAP operating margins:
	FISCAL 2013
Non-GAAP Revenue Guidance Range (in millions)	$2,275	$2,305
GAAP operating margin basis point improvement over prior year	(375)	(295)
Stock-based compensation expense	205	195
Amortization of purchased intangibles	50	45
Restructuring charges	200	195
Non-GAAP operating margin basis point improvement over prior year	80	140

Reconciliation for Long Term Operating Margins:

Autodesk is not able to provide targets for our long term (ending with fiscal year 2015) GAAP operating margins at this time because of the difficulty of estimating certain items that are excluded from non-GAAP that affect operating margin, such as charges related to stock-based compensation expense and amortization of acquisition related intangibles, the effect of which may be significant.

Fiscal Year 2012	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012
Financial Statistics ($ in millions, except per share data):
Total Net Revenue	$528	$546	$549	$592	$2,216
License and Other Revenue	$323	$333	$331	$370	$1,358
Maintenance Revenue	$205	$213	$217	$222	$858

GAAP Gross Margin	90%	89%	89%	90%	90%
Non-GAAP Gross Margin (1)(2)	91%	91%	91%	92%	92%

GAAP Operating Expenses	$395	$394	$399	$443	$1,631
GAAP Operating Margin	15%	17%	16%	15%	16%
GAAP Net Income	$69	$71	$73	$72	$285
GAAP Diluted Net Income Per Share (c)	$0.29	$0.30	$0.32	$0.31	$1.22

Non-GAAP Operating Expenses (1)(3)	$364	$360	$366	$406	$1,495
Non-GAAP Operating Margin (1)(4)	23%	25%	25%	24%	24%
Non-GAAP Net Income (1)(5)(d)	$94	$104	$102	$106	$405
Non-GAAP Diluted Net Income Per Share (1)(6)(c)(d)	$0.40	$0.44	$0.44	$0.46	$1.74

Total Cash and Marketable Securities	$1,526	$1,553	$1,534	$1,604	$1,604
Days Sales Outstanding	47	49	43	61	61
Capital Expenditures	$23	$17	$9	$14	$63
Cash Flow from Operating Activities	$128	$132	$138	$175	$574
GAAP Depreciation and Amortization	$25	$30	$31	$30	$116

Deferred Maintenance Revenue Balance	$543	$566	$553	$633	$633

Revenue by Geography:
Americas	$181	$191	$200	$226	$799
Europe, Middle East and Africa	$215	$212	$202	$234	$862
Asia Pacific	$132	$143	$146	$133	$555
% of Total Rev from Emerging Economies	15%	16%	16%	16%	16%

Revenue by Segment:
Platform Solutions and Emerging Business	$211	$199	$210	$214	$833
Architecture, Engineering and Construction	$141	$158	$152	$175	$626
Manufacturing	$123	$136	$134	$148	$540
Media and Entertainment	$53	$54	$53	$55	$216

Other Revenue Statistics:
% of Total Rev from Flagship	61%	56%	57%	56%	58%
% of Total Rev from Suites	23%	29%	27%	27%	27%
% of Total Rev from New and Adjacent	15%	15%	16%	17%	16%
% of Total Rev from AutoCAD and AutoCAD LT	37%	31%	31%	32%	33%
Upgrade and Crossgrade Revenue	$53	$41	$37	$54	$185

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign Currencies Compared to Comparable Prior Year Period (b):
FX Impact on Total Net Revenue	$(3)	$8	$12	$12	$29
FX Impact on Cost of Revenue and Total Operating Expenses	$(9)	$(17)	$(12)	$(5)	$(43)
FX Impact on Operating Income	$(12)	$(9)	—	$7	$(14)

Gross Margin by Segment:
Platform Solutions and Emerging Business	$199	$187	$198	$204	$788
Architecture, Engineering and Construction	$128	$143	$138	$161	$570
Manufacturing	$113	$124	$122	$136	$496
Media and Entertainment	$43	$44	$43	$45	$175
Unallocated amounts	$(9)	$(10)	$(12)	$(11)	$(42)

Common Stock Statistics:
Common Shares Outstanding	230.5	228.8	226.6	225.9	225.9
Fully Diluted Weighted Average Shares Outstanding	237.1	236.6	230.7	231.5	233.3
Shares Repurchased	1.7	2.5	3.5	2.0	9.7

(a) Totals may not agree with the sum of the components due to rounding.
(b) Effective in the second quarter of fiscal 2012, Autodesk changed the way it calculates constant currency growth rates and foreign currency impact on Total Net Revenue, and Cost of Revenue and Total Operating Expenses. Under the new methodology, all hedging gains and losses are removed from the calculation of constant currency growth rates, where previously Autodesk had not excluded hedging gains and losses from the prior period. Autodesk changed the way it calculates foreign currency impact on Total Net Revenue, and Cost of Revenue and Total Operating Expenses to include the impact of Autodesk's hedging program on both the current and prior period. Autodesk believes these changes are more useful to the users of Autodesk's financial information as they more fully reflect the underlying business growth rates and the impact of movements in foreign currency on Autodesk's U.S. dollar financial results. All prior period comparative information has been revised to conform to the new methodology.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012
Constant currency revenue growth	12%	14%	12%	10%	12%

(c) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(d) Prior period amounts have been changed to conform to current period presentation.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP total spend, non-GAAP income from operations and non-GAAP provision for income taxes. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012
(2) GAAP Gross Margin	90%	89%	89%	90%	90%
Stock-based compensation expense	—%	—%	—%	—%	—%
Amortization of developed technology	1%	2%	2%	2%	2%

Non-GAAP Gross Margin	91%	91%	91%	92%	92%

(3) GAAP Operating Expenses	$395	$394	$399	$443	$1,631
Stock-based compensation expense	(25)	(26)	(25)	(29)	(105)
Amortization of customer relationships and trade names	(7)	(9)	(8)	(8)	(32)
Restructuring benefits, net	—	1	—	—	1
Non-GAAP Operating Expenses	$364	$360	$366	$406	$1,495

(4) GAAP Operating Margin	15%	17%	16%	15%	16%
Stock-based compensation expense	5%	5%	5%	5%	5%
Amortization of developed technology	2%	2%	2%	2%	2%
Amortization of customer relationships and trade names	1%	2%	2%	2%	1%
Restructuring benefits, net	—%	—%	—%	—%	—%
Non-GAAP Operating Margin	23%	25%	25%	24%	24%

(5) GAAP Net Income	$69	$71	$73	$72	$285
Stock-based compensation expense	26	27	26	30	109
Amortization of developed technology	8	9	11	10	38
Amortization of customer relationships and trade names	7	9	8	8	32
Restructuring benefits, net	—	(1)	—	—	(1)
Gain on strategic investments (7)	—	—	—	—	—
Discrete GAAP tax provision items	(4)	1	(4)	1	(7)
Income tax effect of non-GAAP adjustments	(12)	(12)	(11)	(15)	(51)
Non-GAAP Net Income	$94	$104	$102	$106	$405

(6) GAAP Diluted Net Income Per Share	$0.29	$0.30	$0.32	$0.31	$1.22
Stock-based compensation expense	0.11	0.12	0.11	0.13	0.47
Amortization of developed technology	0.03	0.04	0.05	0.04	0.16
Amortization of customer relationships and trade names	0.03	0.04	0.03	0.04	0.14
Restructuring benefits, net	—	(0.01)	—	—	(0.01)
Gain on strategic investments (7)	—	—	—	—	—
Discrete GAAP tax provision items	(0.02)	0.01	(0.02)	—	(0.03)
Income tax effect of non-GAAP adjustments	(0.04)	(0.06)	(0.05)	(0.06)	(0.21)
Non-GAAP Diluted Net Income Per Share	$0.40	$0.44	$0.44	$0.46	$1.74

(7) Effective in the second quarter of fiscal 2013, Autodesk began excluding gains and losses on strategic investments for purposes of its non-GAAP financial measures. Prior period non-GAAP interest and other income (expense), net, net income and earnings per share amounts have been revised to conform to the current period presentation.